UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

LRR Energy, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35344	90-0708431
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (713) 292-9510

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

At-the-Market Issuance Sales Agreement

On February 4, 2014, LRR Energy, L.P. (the “Partnership”) entered into an At-the-Market Issuance Sales Agreement (the “Agreement”), by and among the Partnership, LRE GP, LLC (the “General Partner”), LRE Operating, LLC (the “Operating Subsidiary,” and together with the Partnership and the General Partner, the “Partnership Entities”), and MLV & Co. LLC (“MLV”).   Pursuant to the terms of the Agreement, the Partnership may sell from time to time through MLV, as sales agent, the Partnership’s common units representing limited partner interests having an aggregate offering price of up to $75,000,000 (the “Units”). Sales of the Units, if any, will be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, including, without limitation, sales made directly on the New York Stock Exchange, on any other existing trading market for our common units or to or through a market maker.

Under the terms of the Agreement, the Partnership may also sell Units from time to time to MLV as principal for its own account at a price to be agreed upon at the time of sale. Any sale of Units to MLV as principal would be pursuant to the terms of a separate agreement between the Partnership and MLV.

The Units will be issued pursuant to a Registration Statement on Form S-3 (File No. 333-190865), which was declared effective by the U.S. Securities and Exchange Commission on September 10, 2013. Certain legal opinions related to the issuance of the Units are filed herewith as Exhibits 5.1 and 8.1.

The Agreement contains customary representations, warranties and agreements of the Partnership Entities, and customary obligations of the parties and termination provisions. The Partnership Entities have agreed to indemnify MLV against certain liabilities, including liabilities under the Securities Act, or to contribute to payments MLV may be required to make because of any of those liabilities.

MLV may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of its business.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

The Partnership’s second lien term loan requires that 50% of the net cash proceeds from any equity offering be used to repay borrowings outstanding under the term loan. The Partnership is seeking, and expects to receive, a waiver of this requirement from the lender under the term loan. In the event the Partnership receives the waiver, the Partnership plans to use the net proceeds from any offering of Units for general partnership purposes, including the repayment of borrowings outstanding under the Partnership’s revolving credit facility. In the event the Partnership does not receive the waiver, the Partnership will use 50% of the net proceeds to repay borrowings outstanding under the term loan and the remaining net proceeds for general partnership purposes, including the repayment of borrowings outstanding under the Partnership’s revolving credit facility.

Item 8.01   Other Information.

Reserve Reports

The Partnership is filing with this Form 8-K the reserve letters of Miller and Lents, Ltd. (“Miller and Lents”)  and Netherland, Sewell and Associates, Inc. (“Netherland Sewell”), our independent petroleum engineers, as Exhibits 99.1 and 99.2, respectively, with respect to estimates of the Partnership’s proved reserves as of December 31, 2013.

The following table shows the estimated net proved oil and natural gas reserves of our properties as of December 31, 2013, based on the reserve reports prepared by Miller and Lents and Netherland Sewell.

Estimated Net Proved Reserves by Operating Region as of December 31, 2013 (1)

Operating Region	MBoe	% of Total Reserves	% Proved Developed		% Oil and NGLs	% Operated	Standardized Measure
							(in millions)

Permian Basin Region	16,533	55%	83%		68%	94%	$263.8
Mid-Continent Region	10,583	35%	93%		23%	67%	$101.0
Gulf Coast Region	2,988	10%	100%		33%	90%	$28.3
All Regions	30,104	100%	88	%(2)	49%	84%	$393.1

(1)                                 Our estimated net proved reserved were computed by applying average trailing twelve-month index prices (calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the applicable twelve-month period), held constant throughout the life of the properties. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The average trailing twelve-month index prices were $96.78/Bbl for NYMEX-WTI oil and $3.67/MMBtu for NYMEX-Henry Hub natural gas for the twelve months ended December 31, 2013. For NGL pricing, a differential is applied to the $96.78/Bbl average trailing twelve-month index price of oil.

(2)                                 Approximately 71% of our total estimated proved reserves were proved developed producing and approximately 17% were proved developed non-producing.

Average Net Production

The Partnership’s average net production for the three months and twelve months ended December 31, 2013 was approximately 6,520 Boe/d and 6,460 Boe/d, respectively.

Impairment Charge

For the three months ended December 31, 2013, the Partnership expects to record a non-cash impairment charge totaling approximately $65 million to impair the value of its proved oil and natural gas properties in the Permian Basin and Gulf Coast regions. The impairment was primarily due to lower estimated future net realizable oil and natural gas liquid prices and reserve reclassifications. The impairment has no impact on the Partnership’s cash flows, liquidity position, or debt covenants.

The impairment is expected to be recorded because the net capitalized costs of the properties exceeded the fair value of the properties as measured by estimated future cash flows reported in the Partnership’s year end reserve report. The estimated future cash flows used for impairment reviews and related fair-value calculations are based on judgmental assessments of future production volumes, prices, and costs, considering all available information at the date of review. Cash flow estimates for the impairment testing excluded derivative instruments used to mitigate the risk of lower future oil and natural gas prices.

Fourth Quarter 2013 Distribution Announcement

On January 17, 2014, the Partnership announced that the board of directors of the General Partner declared an increased cash distribution for the fourth quarter of 2013 of $0.4900 per outstanding unit, or $1.96 on an annualized basis. The distribution will be paid on February 14, 2014 to all unitholders of record as of the close of business on January 31, 2014.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

1.1	At-the-Market Issuance Sales Agreement, dated February 4, 2014, by and among LRR Energy, L.P., LRE GP, LLC, LRE Operating, LLC and MLV & Co. LLC.
5.1	Opinion of Andrews Kurth LLP.
8.1	Opinion of Andrews Kurth LLP relating to tax matters.
23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).
23.2	Consent of Miller and Lents, Ltd.
23.3	Consent of Netherland, Sewell and Associates, Inc.
99.1	Report of Miller and Lents, Ltd.
99.2	Report of Netherland, Sewell and Associates, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LRR ENERGY, L.P.

		By:	LRE GP, LLC,
its general partner

Date:	February 4, 2014	By:	/s/ Jaime R. Casas
		Name:	Jaime R. Casas
		Title:	Vice President, Chief Financial Officer
and Secretary

Exhibit Index

Exhibit No.	Description

1.1	At-the-Market Issuance Sales Agreement, dated February 4, 2014, by and among LRR Energy, L.P., LRE GP, LLC, LRE Operating, LLC and MLV & Co. LLC.
5.1	Opinion of Andrews Kurth LLP.
8.1	Opinion of Andrews Kurth LLP relating to tax matters.
23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).
23.2	Consent of Miller and Lents, Ltd.
23.3	Consent of Netherland, Sewell and Associates, Inc.
99.1	Report of Miller and Lents, Ltd.
99.2	Report of Netherland, Sewell and Associates, Inc.